Exhibit 99.3

CONSENT OF GORDON DYAL & CO., LLC

We hereby consent to the inclusion in the registration statement on Form S-4 of Arcadium Lithium plc (the “Registration Statement”) and in the proxy statement/prospectus included therein (the “Proxy Statement/Prospectus”), which forms part of the Registration Statement, of our written opinion, dated May 10, 2023, to the board of directors of Livent Corporation, appearing as Annex C in such Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary–Opinion of Livent's Financial Advisor,” “Risk Factors–Risks Relating to the Transaction,” “Risk Factors–Risks Relating to the Combined Company Following Completion of the Transaction,” “The Transaction–Background of the Transaction,” “The Transaction–Recommendation of the Livent Board; Livent's Reasons for the Transaction,” “The Transaction–Opinion of Livent's Financial Advisor,” “The Transaction–Certain Unaudited Prospective Financial Information,” and “The Transaction Agreement–Representations and Warranties in the Transaction Agreement.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Gordon Dyal & Co., LLC
Gordon Dyal & Co., LLC

Dated: November 15, 2023